FOR IMMEDIATE RELEASE	EXHIBIT 99.1

Contact:
C. William Landefeld
President & Chief Executive Officer
Citizens First Financial Corp.
(309) 661-8700

CITIZENS FIRST FINANCIAL CORP.
ANNOUNCES PRELIMINARY UNAUDITED RESULTS,
DIVIDEND TO BE PAID AND DATE OF ANNUAL MEETING

Bloomington, Illinois, February 3, 2004 — Citizens First Financial Corp. (the “Company”) (Nasdaq- CFSB), the parent company of Citizens Savings Bank (the “Bank”), announced that the Board of Directors has declared a dividend of $0.10 per share to be paid on February 23, 2004, to stockholders of record on February 9, 2004.

In addition, the Company announced net income for the year ended December 31, 2003 of $1,636,000, compared to net income of $1,930,000 for the year ended December 31, 2002, a decrease of $294,000 or 15.2%. The Company had basic and diluted earnings per share of $1.11 and $1.01, respectively for the year ended December 31, 2003 compared to basic and diluted earnings per share of $1.31 and $1.21, respectively, for the year ended December 31, 2002.

The Company had a net loss for the three months ended December 31, 2003 of $324,000, compared to net income of $154,000 for the three months ended December 31, 2002, a decrease of $478,000 or 310.4%. The Company had basic and diluted losses per share of $0.22, for the three months ended December 31, 2003, compared to basic and diluted earnings per share of $0.10 and $0.09, respectively, for the three months ended December 31, 2002.

Net interest income decreased from $10,942,000 for the year ended December 31, 2002 to $10,672,000 for the year ended December 31, 2003, a decrease of $270,000 or 2.5%. Interest income decreased to $19,533,000 for the year ended December 31, 2003 from $22,258,000 for the year ended December 31, 2002. The decrease was attributable to a 72 basis point decrease in the average yield on interest-earning assets and a $4.8 million decrease in the average balance of interest earning assets. Interest expense decreased to $8,861,000 for the year ended December 31, 2003 from $11,316,000 for the year ended December 31, 2002. The decrease was due to a 77 basis point decrease in the average rate paid on interest-bearing liabilities and a $2.1 million decrease in the average balance of interest-bearing liabilities.

The provision for loan losses increased to $2,462,000 for the year ended December 31, 2003 from $1,803,000 for the year ended December 31, 2002, an increase of $659,000. The increase was primarily due to the deterioration in value of collateral for non-performing and potential problem loans. Total non-performing and potential problem loans increased from $23,855,000 at December 31, 2002 to $24,066,000 at December 31, 2003, an increase of $211,000 or 0.9%.

Noninterest income increased from $2,429,000 for the year ended December 31, 2002 to $3,259,000 for the year ended December 31, 2003, an increase of $830,000. The increase was primarily due to an increase of $462,000 in net gains on loan sales and $220,000 in net gains on sale of land in a real estate joint venture.

Noninterest expense increased from $8,298,000 for the year ended December 31, 2002 to $8,890,000 for the year ended December 31, 2003, an increase of $592,000, because of an increase of $1,080,000 in net expenses related to foreclosed properties, a $110,000 increase in minority interest in net income of a real estate joint venture, offset by a $469,000 decrease in salaries and benefits expense due to the ESOP shares being fully allocated in 2002.

Not included in net income or the earnings per share data is a tax benefit related to stock options exercised in 2003 in the amount of $276,000. This benefit was recorded as an increase to equity capital during the fourth quarter of 2003.

The Company has scheduled its Annual Meeting of Stockholders at 10:00 a.m. on April 26, 2004 at the Chateau, 1601 Jumer Drive, Bloomington, Illinois. The Record Date for shareholders eligible to vote at the Annual Meeting will be March 1, 2004.

The Bank currently has five offices in central Illinois.

CITIZENS FIRST FINANCIAL CORP.
SELECTED FINANCIAL INFORMATION
(In thousands except for per share data)

	12/31/03	12/31/02

	(Unaudited)
Balance Sheet Data
Total assets	$349,515	$357,056
Cash and cash equivalents	$16,831	$33,583
Investment securities	$20,746	$20,712
FHLB stock	$15,206	$4,697
Loans held for sale	$376	$6,098
Loans	$282,477	$282,591
Allowance for loan losses	$3,072	$3,753
Deposits	$250,013	$249,163
Borrowings	$63,975	$72,825
Equity capital	$32,992	$31,894
Book value per common share	$22.00	$21.91

	Quarter ended		Twelve months ended

	12/31/03	12/31/02	12/31/03	12/31/02

	(Unaudited)	(Unaudited)	(Unaudited)
Summary of Operations
Interest income	$4,829	$5,391	$19,533	$22,258
Interest expense	2,137	2,658	8,861	11,316

Net interest income	2,692	2,733	10,672	10,942
Provision for loan losses	1,595	1,078	2,462	1,803
Noninterest income	663	1,165	3,259	2,429
Noninterest expense	2,342	2,453	8,890	8,298

Income (loss) before income tax	(582)	367	2,579	3,270
Income tax expense (benefit)	(258)	213	943	1,340

Net income (loss)	$(324)	$154	$1,636	$1,930

Earnings (loss) per share:
Basic	$(0.22)	$0.10	$1.11	$1.31
Diluted	$(0.22)	$0.09	$1.01	$1.21
Ratios Based on Net Income
Return on average stockholders’ equity	(3.89)%	1.92%	5.00%	6.11%
Return on average assets	(0.37)%	0.17%	0.47%	0.55%
Net interest yield on average earning assets	3.28%	3.25%	3.25%	3.27%